Exhibit 3.1

CERTIFICATE OF AMENDMENT
AMENDMENT NO. 1 TO
THE SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
CTM MEDIA HOLDINGS, INC.

Pursuant to Section 242 of  the General Corporation Law
of the State of Delaware

CTM Media Holdings, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.           The name of the Corporation is CTM Media Holdings, Inc.

2.           At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth this Amendment No. 1 to the Second Restated Certificate of Incorporation of the Corporation (this “Amendment”), declaring this Amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth this Amendment is as follows:

RESOLVED, that the Second Restated Certificate of Incorporation of the Corporation be amended by changing the first paragraph of Article FOURTH thereof, so that, as amended, said first paragraph of Article FOURTH shall be and read as follows:

“FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is twenty-one million (21,000,000) shares, consisting of (a) 6,000,000 shares of Class A Common Stock, par value $0.0l per share (“Class A Stock”), (b) 12,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Stock”), (c) 2,500,000 shares of Class C Common Stock, par value $0.01 per share (the “Class C Stock”; the Class A Stock, Class B Stock and Class C Common Stock are referred to herein as the “Common Shares”), and (d) 500,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).”

3.           Following such meeting of the Board of Directors, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of this Amendment.

4.           This Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.           This. Amendment hereby so amends Article FOURTH of the Second Restated Certificate of Incorporation of the Corporation by deleting the first paragraph thereof and substituting in lieu thereof the following new paragraph of Article FOURTH, to read in its entirety as follows:

1

“FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is twenty-one million (21,000,000) shares, consisting of (a) 6,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Stock”), (b) 12,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Stock”), (c) 2,500,000 shares of Class C Common Stock, par value $0.01 per share (the “Class C Stock”; the Class A Stock, Class B Stock and Class C Common Stock are referred to herein as the “Common Shares”), and (d) 500,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).”

6.           This Amendment will become effective upon its filing with the Secretary of State of the State of Delaware on the date hereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment No. 1 to be executed by its officer thereunto duly authorized, this 20th day of December, 2010.

CTM MEDIA HOLDINGS, INC..
By: /s/ Marc E. Knoller
Name: Marc E. Knoller
Title: Chief Executive Officer
Address: 11 Largo Drive South
Stamford, CT 06907